Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               YDI WIRELESS, INC.

                          T-REX ACQUISITION CORPORATION

                                       AND

                              TERABEAM CORPORATION

                           DATED AS OF APRIL 14, 2004

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 14, 2004 among YDI WIRELESS, INC., a Delaware corporation ("Parent"), T-REX ACQUISITION CORPORATION, a Washington corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and TERABEAM CORPORATION, a Washington corporation (the "Company").

                                    RECITALS

      A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Washington Business Corporation Act (the "Washington Corporate Law"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

      B. The Board of Directors of each of the Company, Parent, and Merger Sub
(i) has determined that the Merger is in the best interests of each company and their respective stockholders and (ii) has approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

      C. The Company, Parent, and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

      D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Washington Corporate Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the Effective Time, the purpose of the Surviving Corporation shall be to conduct and engage in all lawful activities and business to the maximum extent permitted by the Washington Corporate Law.


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            1.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Washington in accordance with the relevant provisions of the Washington
Corporate Law (the time of such filing or such subsequent date or time as the parties shall agree and specify in the Articles of Merger being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of the Parent at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 6.1 or at such other time, date, and location as the parties hereto agree (the "Closing Date").

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Washington Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

            1.4 Articles of Incorporation; By-laws.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that
Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Terabeam Corporation." At the Effective Time, the authorized capital stock of the Surviving Corporation shall be 3,000 shares of common stock, no par value per share.

                  (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, or the holders of any of the following securities:

                  (a) Conversion of Company Common Stock. Each share of Company Voting Stock and of Company Nonvoting Stock (as those terms are defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (as defined in Section 2.2(a)) to be canceled pursuant to Section 1.6(b) and Company Dissenting Shares (as defined in Section 1.6(c) below)) will be canceled and extinguished and be automatically converted (subject to Sections 1.6(f) and (g)) into the right to


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receive either: (i) 0.220 shares of common stock, par value $0.01 per share, of
Parent (the "Parent Common Stock") if the Volume-Weighted Average Price of the Parent Common Stock over the twenty (20) consecutive trading days ending three
(3) trading days prior to the Closing Date (the "Measurement Period") is equal to, or less than, $5.40 per share (as adjusted for stock splits, combinations, recapitalizations and the like); or (ii) 0.200 shares of Parent Common Stock if the Volume-Weighted Average Price of the Parent Common Stock over the Measurement Period is above $5.40 per share (as adjusted for stock splits, combinations, recapitalizations and the like) (in either case, the "Exchange Ratio"), together with cash in lieu of fractional shares pursuant to Section 1.6(g) below (collectively, the "Merger Consideration"), and the right to receive a certificate therefor, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen, or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). Certificates representing shares of Parent Common Stock issued in connection with the Merger shall be issued in accordance with Section 1.7 below. For purposes of this Agreement, the "Volume-Weighted Average Price" of Parent Common Stock shall be equal to the sum of "X" for each trading day during the Measurement Period (each such day, a "Subject Day") as calculated using the following formula:

                  X = ((Y +Z) / 2) * (A/B)

      where X =   the weighted average price component for the Subject Day
                  (rounded to the nearest penny).

            Y = the highest sale price of Parent Common Stock on the Subject Day as reported by the OTC Bulletin Board
                  (http://www.otcbb.com).

            Z = the lowest sale price of Parent Common Stock on the Subject Day as reported by the OTC Bulletin Board.

            A = the total number of shares of Parent Common Stock traded on the Subject Day as reported by the OTC Bulletin Board.

            B = the total number of shares of Parent Common Stock traded during the Measurement Period as reported by the OTC Bulletin Board.

                  (b) Cancellation of Company-Owned Stock. Each share of Company Common Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal rights shall have been properly perfected in accordance with Chapter 23B.13 of the Washington Corporate Law (the "Company Dissenting Shares") shall not be converted into the right to receive the Merger Consideration in accordance with this Agreement, at or after the Effective Time, unless and until the holder of such Company Dissenting Shares withdraws its demand for such appraisal in accordance with the Washington


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Corporate Law or becomes ineligible for such appraisal. If a holder of Company
Dissenting Shares shall withdraw its demand for such appraisal in accordance with the Washington Corporate Law or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's Company Dissenting Shares shall cease to be Company Dissenting Shares and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration into which its Company Common Stock would otherwise have converted as of the Effective Time pursuant to this Agreement. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of capital stock of the Company, and Parent shall have the right to participate in all negotiations, proceedings, and settlements with respect to such demands. Before the Effective Time, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

                  (d) Stock Options and Warrants. All options and warrants to purchase Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.11 hereof.

                  (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid, and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (f) Adjustments to Exchange Ratio. If between the date hereof and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination or exchange of shares, or if any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic benefit as was contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, split-up, combination, exchange, or dividend. For the purposes of avoiding any ambiguity, any conversions of Company Nonvoting Stock into Company Voting Stock shall not affect the Exchange Ratio.

                  (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent, without interest, an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Volume-Weighted Average Price of the Parent Common Stock over the Measurement Period.

            1.7 Surrender of Certificates.


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                  (a) Exchange Agent. Registrar and Transfer Company, or another similar institution selected by Parent, shall act as the exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g).

                  (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock and cash in lieu of fractional shares pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive a certificate representing shares of Parent Common Stock and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.


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                  (e) Transfers of Ownership. If any certificate for shares of
Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to the requirements of any applicable abandoned property, escheat or similar law.

                  1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and, after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            1.9 Lost, Stolen, or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen, or destroyed, the Exchange Agent shall, upon the making of an affidavit of that fact by the holder thereof, issue in exchange for such shares of Company Common Stock such shares of Parent Common Stock and cash in lieu of fractional shares as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificates to deliver an affidavit of lost certificate and indemnity agreement on such terms as it may reasonably specify and, if required by the Exchange Agent, a bond in such sum as the Exchange Agent may reasonably specify as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen, or destroyed.

            1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code.

            1.11 Taking of Necessary Actions; Further Action. If, at any time after the Effective Time, any other action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their


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respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in the disclosure letter supplied by the Company to Parent (the "Company Letter") and dated as of the date hereof, as follows:

            2.1 Organization of the Company. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on the Company. The Company does not own any subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. For purposes of this Agreement, the term "subsidiary" means any Person (other than a natural person) of which the Company or Parent, as the case may be, owns, either directly or indirectly, a majority of the total combined voting power of all classes of equity thereof having general voting power under ordinary circumstances to elect a majority of the board of directors or its equivalent. The Company has made available to counsel for Parent a true and correct copy of the Articles of Incorporation and By-laws of the Company and similar governing instruments of its material subsidiaries, each as amended to date. For purposes of this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets (including intangible assets), financial condition, or results of operations of a Person (as defined below), taken as a whole, but shall not include any of the foregoing arising out of, related to, or otherwise by virtue of (a) conditions affecting the economy or the financial markets generally (except to the extent that such conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (b) the announcement of or pendency of any of the transactions contemplated by this Agreement, (c) events, circumstances, or conditions generally affecting the industry in which such Person operates (except to the extent that such events, circumstances, or conditions have a disproportionate adverse effect on such Person compared to other companies similarly situated as to size, financial strength, and/or other relevant factors), (d) any change in law or generally accepted accounting principles, (e) as to Parent, any change in the market price or trading volume of the securities of such Person (provided, that if such change in market price or trading volume is caused by an underlying cause or effect which would otherwise constitute a Material Adverse Effect, such underlying cause or effect shall nonetheless continue to constitute and qualify hereunder as a Material Adverse Effect), or
(f) as to the Company, any action, effect, circumstance, change or condition resulting from, or directly or indirectly connected with or related to, the Cost Reduction Plan (as defined in Section 4.1 below). For purposes of this


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Agreement, "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, or other business organization.

            2.2 Company Capital Structure

                  (a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock, no par value per share, with voting rights ("Company Voting Stock"), 50,000,000 shares of Common Stock, no par value, without voting rights ("Company Nonvoting Stock" and, together with the Company Voting Stock, the "Company Common Stock"), and 100,000,000 shares of preferred stock. As of April 8, 2004, 47,006,125 shares of Company Voting Stock were issued and outstanding, no shares of Company Nonvoting Stock were issued and outstanding, and no shares of preferred stock were issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Since December 31, 2003, there have been no changes in the capital structure of the Company other than issuances of Company Common Stock upon the exercise of outstanding options and warrants. The Company has provided to Parent a true and correct list of all holders of shares of Company Common Stock as of April 8, 2004, showing the stockholder's name, address, type of Company Common Stock held, and number of shares held.

                  (b) As of April 8, 2004, (i) the Company had reserved 3,558,593 shares of Company Voting Stock for issuance upon exercise of warrants, 16,555,881 shares of Company Voting Stock for issuance upon exercise of stock options, and 28,427,730 shares of Company Nonvoting Stock for issuance upon exercise of stock options, (ii) there were warrants outstanding to purchase 3,558,593 shares of Company Voting Stock, (iii) there were options outstanding to purchase 16,555,881 shares of Company Voting Stock, and (iv) there were options outstanding to purchase 28,427,730 shares of Company Nonvoting Stock. All of the options were issued pursuant to the Company Stock Option Plans (as defined in Section 5.11 below). All shares of Company Common Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, and nonassessable. Since December 31, 2003, there have been no amendments of any Company stock options or warrants. The Company has provided to Parent a true and correct list of all holders of warrants or options to buy shares of Company Common Stock as of April 8, 2004, showing the security holder's name, address, type of Company Common Stock that may be purchased, number of warrants or options held, exercise price of the warrants or options, and expiration date of the warrants or options.

                  (c) All securities issued by the Company, including stock, options, and warrants, both currently outstanding and formerly outstanding, were validly issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and in accordance with any applicable state securities laws.

                  (d) The Company has provided to Parent copies of (i) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2000, (ii) all information statements relating to stockholder actions since January 1, 2000, (iii) all other reports, letters, notices, and other documents relating to the


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purchase, sale, or repurchase of Company securities provided to the Company's stockholders, option holders, or warrant holders since January 1, 2000, and (iv) all amendments and supplements to all such proxy statements, information statements, and other documents. As of their respective dates, the materials described in clauses (i) through (iv) above (y) were prepared in material compliance with all requirements of law and regulations applicable to such materials and (z) did not at the time they were provided to Company security holders contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            2.3 Obligations With Respect to Capital Stock.

                  (a) Except as set forth in Section 2.2, there are no equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

                  (b) There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any security of any class of the Company or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and consummation by the Company of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under or for any security, option, warrant, call, right, commitment, or agreement of the Company or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company.

            2.4 Authority.

                  (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of at least two-thirds (2/3) of the Company Voting Stock issued and outstanding on the record date for the Company Stockholders' Meeting. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery


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of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or By-laws of the Company or (ii) any material mortgage, indenture, lease, contract or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Washington Secretary of State, (ii) the filing of the Permit Application, the Hearing Notice, and the Information Statement (as those terms are defined in Section 5.1 below) with the California Commissioner (as defined in Section 5.1 below), (iii) filings and other items that may be required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company.

            2.5 SEC Filings; Company Financial Statements.

                  (a) The Company has never had any securities registered under the Securities Act. The Company has never been subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and regulations promulgated pursuant thereto. The Company has not ever filed, or been obligated or required to file, any forms, reports, or other documents with the Securities and Exchange Commission (the "SEC").

                  (b) The Company has furnished Parent with copies of its audited consolidated financial statements for the fiscal years ended December 31, 2000, 2001, and 2002 and with copies of its unaudited consolidated financial statements for the fiscal year ended December 31, 2003 (collectively, including in each case any related notes thereto, the "Company Financial Statements"). Each of the Company Financial Statements (i) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented the financial position of the Company at and as of the respective dates thereof and the results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated. The unaudited balance sheet of the Company as of December 31, 2003 provided by the Company to Parent is hereinafter referred to as the "Company Balance Sheet."


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            2.6 Absence of Certain Changes or Events. Except with respect to the actions contemplated by this Agreement, since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been
(a) any Material Adverse Effect on the Company or any development that reasonably would be expected to have a Material Adverse Effect on the Company,
(b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

            2.7 Taxes.

                  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other government charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, net operating losses, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.

                        (i) Each of the Company and its subsidiaries has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects. Each of the Company and its subsidiaries has paid all Taxes due and owing by the Company and its subsidiaries (whether or not shown on any Tax Return). The Company is not currently the beneficiary of any extension of time within which to file any Return.

                        (ii) Except as is not material to the Company, the Company will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

                        (iii) Except as is not material to the Company, neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                        (iv) Except as is not material to the Company, no audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                        (v) The Company does not have any liability for unpaid Taxes which have not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, except liability for unpaid Taxes which have accrued since the date of the Company Balance Sheet in the ordinary course of business.

                        (vi) None of the Company's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                        (vii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

                        (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

                        (ix) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                        (x) The Company is not a party to any tax allocation or sharing agreement. None of the Company and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Company) or (B) has any liability for the taxes of any person (other than any of the Company and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                        (xi) The Company has furnished Parent with a list of all federal, state, local, and foreign Tax Returns filed with respect to the Company and its subsidiaries for taxable periods ended on or after January 1, 2000, which list indicates those Tax Returns that have been audited. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company and its subsidiaries since January 1, 2000.

                        (xii) To the Company's knowledge, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under

Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

            2.8 Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount, or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            2.9 Intellectual Property.

                  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "Company Intellectual Property Rights").

                  (b) The Company is not in violation of any license, sublicense, or agreement related directly to the Company Intellectual Property Rights except such violations as do not materially impair the Company's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense, or agreement, nor entitle any other party to any such license, sublicense, or agreement to terminate or modify such license, sublicense, or agreement except such violations or defaults as do not materially impair the Company's rights under such license, sublicense, or agreement. No material claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any Person nor, to the knowledge of the Company, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing, or use of any of the products of the Company as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by the Company infringes on any copyright, patent, trade mark, service mark, or trade secret,
(ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in the Company's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company, validity, or effectiveness of any of the Company Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement, or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right owned by the Company or product of the Company, or, to the knowledge of the Company, Company Intellectual Property Right licensed by the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.

                  (c) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.9, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.9) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.9) products and related trademarks, technology and know-how.

            2.10 Agreements, Contracts and Commitments. The Company does not have, nor is it a party to or bound by:

                  (a) any collective bargaining agreements;

                  (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by the Company on thirty days' notice without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

                  (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $100,000 or more (excluding amounts which are already owing by the Company at the date of the Company Balance Sheet) and is not cancelable without penalty within thirty
(30) days;

                  (f) any agreement under which the Company is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market; or

                  (g) any agreement under which the Company is restricted from entering into any line of business, introducing any products, undertaking any activities, or competing with any other person or entity in any line of business, in any geographic area, during any period of time, or in any segment of the market.

            2.11 No Default. The Company has not breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is material to the business of the Company or (ii) any agreement under which the Company licenses from a third party any Company Intellectual Property Rights included in the Company's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

            2.12 Governmental Authorization. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in material compliance with the terms of the Company Permits. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on the Company.

            2.13 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a reasonable basis to expect such notice of assertion against the Company or any of its subsidiaries which it is reasonable to expect that, if determined adversely to the Company, would have a Material Adverse Effect on the Company.

            2.14 Environmental Matters. Neither the Company nor any of its subsidiaries has been or is currently in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety ("Environmental and Occupational Laws"). The Company has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither the Company nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on the Company. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of the Company, threatened against the Company, except for matters alleging items which would not have a Material Adverse Effect on the Company.

            2.15 Brokers' and Finders' Fees. Except for fees payable to Perseus Group pursuant to the engagement letter between the Company and Perseus, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger, or any transaction contemplated hereby.

            2.16 Labor Matters. There are no pending or, to the Company's knowledge, threatened material claims against the Company under any workers' compensation plan or policy or for long-term disability. The Company has complied in all material respects with all applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

            2.17 Employee Benefit Plans.

                  (a) The Company has made available to Parent (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. "Benefit Plans" means all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any related or separate contracts, plans, trusts, programs, policies, agreements, practices, or other arrangements, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of the Company (or, in the case of Section 3.17, Parent) or present or former beneficiary, dependent or assignee of any such employee or former employee.

                  (b) All Benefit Plans of the Company conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

                  (c) Each Benefit plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Benefit Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

                  (d) The Company does not sponsor, nor has it ever sponsored, a defined benefit plan subject to Title IV of ERISA, nor has it ever had any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 2.17, the term "the Company" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company and any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

                  (e) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                  (f) The Company has timely made all required contributions under the Benefit Plans.

                  (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

            2.18 Compliance With Laws. Each of the Company and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on the Company.

            2.19 Information Statement, Permit Application, and Hearing Notice. The written information supplied by the Company for inclusion in the Permit Application shall not, at the time the Permit Application is filed with the California Commissioner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of Parent's representations and warranties in Section 3.19 below, each of the Hearing Notice to be sent to securityholders of the Company in connection with the Hearing (as defined in Section 5.1) and the Information Statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") shall not, on the date it is filed with the California Commissioner, on the date it is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to the Company or any of its affiliates, officers, or directors shall be discovered by the Company which is required to be set forth in an amendment or supplement to the Permit Application, the Information Statement, and/or the Hearing Notice, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Permit Application, the Information Statement, and/or the Hearing Notice.

            2.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of the Company, by resolutions duly adopted by unanimous approval of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is desirable, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

            2.21 Fairness Opinion. The Company has received a written opinion from Perseus Group dated on or about the date hereof, that the Exchange Ratio is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

            2.22 Antitakeover Laws Not Applicable. No "fair price," "business combination," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation (a "Takeover Statute"), including Chapter 23B.19 of the Washington Corporate Law, is or will be applicable (as to the Company) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

            2.23 Full Disclosure. Neither this Agreement nor any written statement, report, or other document furnished by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to the Company, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

            2.24 FIRPTA. The Company Common Stock is not a "U.S. Real Property Interest" as defined in Treasury Regulation Section 1.897-2(h)(2).

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Parent to the Company (the "Parent Letter") and dated as of the date hereof, as follows:

            3.1 Organization of Parent and Merger Sub. Each of Parent, its material subsidiaries, and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease, and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Reports (as defined below in Section 3.5) filed with the SEC prior to the date of this Agreement, Parent owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture, or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. Parent has made available to counsel for the Company a true and correct copy of the Certificate of Incorporation and By-laws of Parent and the Articles of Incorporation and By-laws of Merger Sub, and similar governing instruments of its material subsidiaries, each as amended to date.

            3.2 Capital Structure.

                  (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 4,500,000 shares of Preferred Stock, $.01 par value. As of April 8, 2004, 14,263,488 shares of Parent Common Stock were issued and outstanding and no shares of preferred stock of Parent were issued or outstanding. The authorized capital stock of Merger Sub consists of 3,000 shares of Common Stock, $.01 par value, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable, and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Since December 31, 2003, there have been no changes in the capital structure of Parent other than issuances of Parent Common Stock upon the exercise of outstanding options and warrants.

                  (b) As of April 8, 2004, (i) Parent had reserved 389,626 shares of Parent Common Stock for issuance upon exercise of warrants and 1,309,750 shares of Parent Common Stock for issuance upon exercise of stock options, (ii) there were warrants outstanding to purchase 389,626 shares of Parent Common Stock, and (iii) there were options outstanding to purchase 866,246 shares of Parent Common Stock. All of the outstanding options were issued pursuant to Parent's 1986 Stock Plan, 1987 Stock Plan, 1996 Stock Plan, 1997 Stock Plan, 1999 Stock Plan, 2001 Nonqualified Stock Option Plan, or 2002 Stock Incentive Plan (collectively, the "Parent Stock Option Plan"). All shares of Parent Common Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, and nonassessable. Since December 31, 2003, there have been no amendments of any Parent stock options or warrants.

                  (c) The shares of Parent Common Stock to be issued pursuant to the Merger will, upon issuance, be duly authorized, validly issued, fully paid, and non-assessable.

            3.3 Obligations With Respect to Capital Stock.

                  (a) Except as set forth in Section 3.2, there are no equity securities of any class of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Parent, or any security convertible or exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments, or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment, or agreement.

                  (b) Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan, or other agreement or understanding to which Parent or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound with respect to any security of any class of Parent or with respect to any security, partnership interest, or similar ownership interest of any class of any of its subsidiaries. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder, and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, alone or together with any other event, nor has any event occurred that would, (i) entitle any Person to any payment under or for any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub or (ii) result in an acceleration of vesting, a change in post-service exercisability period, or an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub.

            3.4 Authority.

                  (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-laws of Parent, the Articles of Incorporation or By-laws of Merger Sub, or similar governing instruments of any of its subsidiaries or (ii) any material mortgage, indenture, lease, contract, or other agreement, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or its properties or assets.

                  (b) No consent, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Washington Secretary of State,
(ii) the filing of the Permit Application, the Hearing Notice, and the Information Statements with the California Commissioner, (iii) the filing of a Form 8-K with the SEC, (iv) filings and other items that may be required in connection with the HSR Act, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals, and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

            3.5 SEC Filings, Parent Financial Statements.

                  (a) Parent has filed all forms, reports, and documents required to be filed with the SEC since January 1, 2000 and has made available to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001, 2002, and 2003, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 2000, (iii) all information statements relating to stockholder actions since January 1, 2000, (iv) all other reports or registration statements filed by Parent with the SEC since January 1, 2000, and
(v) all amendments and supplements to all such reports, proxy statements, information statements, and registration statements filed by Parent with the SEC; and Parent will make available to the Company in the form filed with the SEC, as soon as practicable, its Quarterly Report on Form 10-Q for the period ended March 31, 2004. All such required forms, reports and documents (including those enumerated in clauses (i) through (vi) of the preceding sentence and Parent's March 31, 2004 Form 10-Q, when filed) are referred to herein as the "Parent SEC Reports." With respect to Parent's Form 10-K for the period ending December 31, 2003 and Forms 10-Q for the periods ending June 30, 2003 and September 30, 2003, the term "Parent SEC Reports" shall refer to those three forms each as amended by Amendment No. 1 thereto as filed with the SEC on March 25, 2004. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financial Statements"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (z) fairly presented or will fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations, cash flows, and changes in stockholders' equity (if presented) for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Parent as of December 31, 2003 contained in the Parent SEC Reports is hereinafter referred to as the "Parent Balance Sheet."

                  (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents, or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

            3.6 Absence of Certain Changes or Events. Except as with respect to the actions contemplated by this Agreement or disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, since the date of the Parent Balance Sheet, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Material Adverse Effect on Parent or any development that reasonably would be expected to have a Material

Adverse Effect on Parent, (b) any material liability (direct or contingent) which did not arise in the ordinary course of business, or (c) any other action or event that would have required the consent of the Company pursuant to Section
4.2 had such action or event occurred after the date of this Agreement.

            3.7 Taxes.

                  (a) Each of Parent and its subsidiaries has timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent. All such Returns were correct and complete in all material respects. Each of Parent and its subsidiaries has paid all Taxes due and owing by Parent and its subsidiaries (whether or not shown on any Tax Return). None of Parent and its subsidiaries currently is the beneficiary of any extension of time within which to file any Return.

                  (b) Except as is not material to Parent, each of Parent and its subsidiaries will have withheld as of the Effective Time with respect to its employees all income Taxes, FICA, FUTA, and other Taxes required to be withheld.

                  (c) Except as is not material to Parent, neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                  (d) Except as is not material to Parent, no audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

                  (e) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which have not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent, except liability for unpaid Taxes which have accrued since the date of the Parent Balance Sheet in the ordinary course of business.

                  (f) None of Parent's assets is treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (g) There is no contract, agreement, plan, or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount for which a deduction will be disallowed by reason of Sections 280G, 404 or 162(b) through (o) of the Code.

                  (h) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent or any of its subsidiaries.

                  (i) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                  (j) None of the Parent and its subsidiaries is a party to any tax allocation or sharing agreement. None of the Parent and its subsidiaries (A) has been a member of an Affiliated Group (within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local, or foreign law) filing a consolidated federal Return (other than a group the common parent of which was the Parent) or (B) has any liability for the taxes of any person (other than any of the Parent and its subsidiaries) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (k) Parent has furnished the Company with a list of all federal, state, local, and foreign Tax Returns filed with respect to Parent and its subsidiaries for taxable periods ended on or after January 1, 2000, which list indicates those Tax Returns that have been audited. Parent has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Parent and its subsidiaries since January 1, 2000.

                  (l) To Parent's knowledge, neither Parent nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss. 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss. 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

            3.8 Absence of Liens and Encumbrances. Each of Parent and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal, and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financial Statements and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount, or extent and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

            3.9 Intellectual Property.

                  (a) Parent, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial

Software) that are material to the business of Parent as currently conducted or as proposed to be conducted by Parent (the "Parent Intellectual Property Rights").

                  (b) Parent is not in violation of any license, sublicense, or agreement related directly to the Parent Intellectual Property Rights except such violations as do not materially impair Parent's rights under such license, sublicense, or agreement. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, will neither cause Parent to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except such violations or defaults as do not materially impair Parent's rights under such license, sublicense or agreement. No material claims with respect to the Parent Intellectual Property Rights have been asserted or, to the knowledge of Parent, are threatened by any Person, nor, to the knowledge of Parent, are there any valid grounds for any bona fide material claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of Parent or any of its subsidiaries as now manufactured, sold, licensed, or used or proposed for manufacture, sale, licensing, or use by Parent infringes on any copyright, patent, trade mark, service mark, or trade secret, (ii) against the use by Parent or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how, or computer software programs and applications used in Parent's business as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by Parent, validity, or effectiveness of any of the Parent Intellectual Property Rights. All material registered trademarks, service marks, and copyrights held by Parent are valid and subsisting. To the knowledge of Parent, there is no material unauthorized use, infringement or misappropriation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent. No Parent Intellectual Property Right owned by Parent or product of Parent or any of its subsidiaries, or, to the knowledge of Parent, Parent Intellectual Property Right licensed by Parent or its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by Parent or any of its subsidiaries.

            3.10 Agreements, Contracts and Commitments. Except as set forth in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, neither Parent nor any of its subsidiaries has, nor is it a party to nor is it bound by:

                  (a) any collective bargaining agreements;

                  (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                  (c) any employment or consulting agreement, contract or commitment with any officer or director-level employee, not terminable by Parent on thirty days notice without liability, except to the extent general principles of wrongful termination law may limit Parent's ability to terminate employees at will;

                  (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (e) any agreement, contract or commitment (excluding real and personal property leases) which involves payment by Parent of $100,000 or more (excluding amounts which are already owing by Parent or such subsidiary at the date of the Parent Balance Sheet) and is not cancelable without penalty within thirty (30) days;

                  (f) any agreement under which Parent or its subsidiaries is restricted from selling, licensing, or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time, or in any segment of the market; or

                  (g) any agreement under which Parent or Merger Sub is restricted from entering into any line of business, introducing any products, undertaking any activities, or competing with any other person or entity in any line of business, in any geographic area, during any period of time, or in any segment of the market.

            3.11 No Default. Neither Parent nor any of its subsidiaries has breached in any material respect, or received in writing any claim or threat that it has breached in any material respect, any of the terms or conditions of any (i) agreement, contract or commitment that was or is required to be filed as an exhibit to the Parent SEC Reports or (ii) any agreement under which Parent or any of its subsidiaries licenses from a third party any Parent Intellectual Property Rights included in Parent's products in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from Parent thereunder. Each of the agreements, contracts and commitments referred to in clauses (i) and (ii) above that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent pursuant thereto.

            3.12 Governmental Authorization. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of Parent's business as currently conducted (the "Parent Permits"). Parent is in material compliance with the terms of the Parent Permits. Except as set forth in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, the business of Parent is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate would not have a Material Adverse Effect on Parent. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent is pending or, to the knowledge of Parent, threatened, nor to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which would not have a Material Adverse Effect on Parent.

            3.13 Litigation. Except as set forth in the Parent SEC Reports filed with the SEC prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a reasonable basis to expect such notice of assertion against Parent or any of its subsidiaries which it is reasonable to expect that, if determined adversely to Parent or any of its subsidiaries, would have a Material Adverse Effect on Parent.

            3.14 Environmental Matters. Neither Parent nor any of is subsidiaries has been or is currently in material violation of any applicable Environmental and Occupational Laws. Each of Parent and its subsidiaries has all permits and other governmental authorizations currently required by all applicable statutes, laws or regulations relating to the environment or occupational health and safety necessary for the conduct of its business. Neither Parent nor any of its subsidiaries has received any communication from a Governmental Entity, or any written communication from any Person other than a Governmental Entity, that alleges that it is not in full compliance with Environmental or Occupational Laws, except for matters alleging items which would not have a Material Adverse Effect on Parent. There is no claim of a violation of Environmental and Occupational Laws pending or, to the knowledge of Parent, threatened against Parent, except for matters alleging items which would not have a Material Adverse Effect on Parent.

            3.15 Broker's and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.

            3.16 Labor Matters. There are no pending or, to Parent's knowledge, threatened material claims against Parent or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability. Parent and each of its United States subsidiaries has complied in all material respects with all applicable provisions of COBRA and has no material obligations with respect to any former employees or qualifying beneficiaries thereunder.

            3.17 Employee Benefit Plans.

                  (a) Parent has made available to the Company (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years.

                  (b) All Benefit Plans of Parent conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the

Benefit Plans, that could subject Parent to any material penalty or tax imposed under the Code or ERISA.

                  (c) Each Benefit plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Benefit Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

                  (d) Parent does not sponsor, nor has it ever sponsored, a defined benefit plan subject to Title IV of ERISA, nor has it ever had any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Parent does not have any material liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 3.17, the term "Parent" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes Parent, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with Parent, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes Parent and any other entity required to be aggregated with Parent pursuant to the regulations issued under Section 414(o) of the Code.

                  (e) There are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of Parent or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of Parent, any basis for such claim, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent. The Benefit Plans are not the subject of any pending (or to the knowledge of Parent, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the PBGC.

                  (f) Parent has timely made all required contributions under the Benefit Plans.

                  (g) With respect to any Benefit Plan that is a Welfare Plan,
(i) each Welfare Plan for which contributions are claimed by Parent as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of

Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of Parent beyond termination of their employment with Parent by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

            3.18 Compliance With Laws. Each of Parent and its subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except in any such case as reasonably would not be expected to have a Material Adverse Effect on Parent.

            3.19 Information Statement, Permit Application, and Hearing Notice. Subject to the accuracy of the Company's representations and warranties in
Section 2.19 above, the Permit Application shall not, at the time the Permit Application is filed with the California Commissioner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The written information supplied by Parent for inclusion in each of the Hearing Notice and the Information Statement shall not, on the date it is filed with the California Commissioner, on the date it is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time (in each case as supplemented or amended through such time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any information relating to Parent or any of its affiliates, officers, or directors shall be discovered by Parent which is required to be set forth in an amendment or supplement to the Permit Application, the Information Statement, and/or the Hearing Notice, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Permit Application, the Information Statement, and/or the Hearing Notice.

            3.20 Board Approval. On or prior to the date of this Agreement, the Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement are in the best interests of Parent and its stockholders and (b) approved this Agreement and the Merger and determined that the execution, delivery and performance of this Agreement is advisable.

            3.21 Antitakeover Laws Not Applicable. No Takeover Statute is or will be applicable (as to Parent) to the execution, delivery, or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

            3.22 Full Disclosure. Neither this Agreement nor any written statement, report or other document furnished by Parent pursuant to this Agreement or in connection with the transactions contemplated hereby with respect to Parent, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not false or misleading.

            3.23 Sarbanes-Oxley Act. Parent has complied with the provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") applicable to it. To the knowledge of the Parent, no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent or any of its subsidiaries. To the knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

            3.24 Nasdaq Qualification. Parent has applied to have the Parent Common Stock listed on the Nasdaq SmallCap Market. Parent has provided to the Company a copy of the letter to Parent from The Nasdaq Stock Market, dated March 9, 2004, concerning this application.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall carry on its business in a manner consistent with the short-term cost reduction plan previously approved by the Company's Board of Directors (the "Cost Reduction Plan") and included in the Company Letter. To the extent consistent with the Cost Reduction Plan and except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not unreasonably be withheld), the Company agrees to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts to preserve intact the Company's present business organizations, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company. The Company shall promptly notify Parent of any event or occurrence not consistent with the foregoing. The Company will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(a) or the Cost Reduction Plan, the Company shall not, prior to the Effective Time or earlier termination of this

Agreement pursuant to its terms, without the prior written consent of Parent, which shall not be unreasonably withheld:

                  (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of the Company or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Company Stock Option Plans, or take any such action (or by inaction suffer such to occur when unilateral action by the Company could have prevented
it) with regard to any warrant or other right to acquire capital stock of the Company; provided, however, that the Company shall, for the current employees of the Company as of the date of this Agreement, accelerate the vesting of that portion of unvested Company Stock Options (as defined in Section 5.11 below) held by those employees that would have accelerated at the Effective Time pursuant to the terms of those Company Stock Options if those Company Stock Options were outstanding at the Effective Time such that the accelerated portion of those Company Stock Options shall be exercisable by the holders thereof prior to the Effective Time;

                  (b) Enter into partnership arrangements, joint development agreements, or strategic alliances;

                  (c) Grant or pay any severance or termination pay to any employee;

                  (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to the Company's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

                  (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to the filing of such a suit;

                  (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company;

                  (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof previously disclosed in writing to Parent requiring the repurchase of shares in connection with any termination of service to the Company;

                  (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares or other securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company stock options or warrants outstanding as of the date of this Agreement;

                  (i) Cause, permit, or propose any amendments to the Company's Articles of Incorporation or By-laws or other charter documents or similar governing instruments of any of its subsidiaries;

                  (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets with an aggregate value of $50,000 or more;

                  (k) Sell, lease, license, encumber, or otherwise dispose of any of the Company's properties or assets which exceed a value of $10,000 (in any one case) or $500,000 (in the aggregate), as measured in each case by original purchase price;

                  (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of the Company or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

                  (m) Adopt or amend any employee benefit or stock purchase or option plan (except in a manner consistent with Section 5.11), or enter into any employment contract or collective bargaining agreement (other than employment relationships with temporary employees who are terminable "at will" which do not, in the aggregate, increase the compensation expense of the Company beyond that contemplated in the Cost Reduction Plan), pay any special bonus or special remuneration to any director or employee (except as permitted in the Cost Reduction Plan), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants, or change in any material respect any management policies or procedures;

                  (n) Revalue any of the Company's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

                  (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $250,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction (other than in connection with any real estate lease) in the ordinary course of business;

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return (except as otherwise provided in this Section 4.1), enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of less than $10,000 in the aggregate), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) Make any capital expenditures in excess of $100,000 in the aggregate;

                  (r) Modify, amend, or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or enter into any contract or agreement which provides for the Company to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement, except for modifications or amendments that are necessary to facilitate the transactions contemplated by this Agreement;

                  (s) Settle any litigation which involves the payment by the Company of $10,000 or more or waive, release, or assign any material rights or claims thereunder;

                  (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

                  (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Company Intellectual Property Rights;

                  (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

                  (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement of the Company (except as permitted under this Section 4.1) or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of the Company; or by inaction suffer any of the foregoing to occur when unilateral action by the Company (other than action involving termination of any options) could have prevented it; or

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.l(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.3 not to be satisfied.

            4.2 Conduct of Business of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent (which for the purposes of this Section 4.2 shall include Parent and each of its subsidiaries) agrees, except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing (which consent shall not unreasonably be withheld), to carry on its business in the usual, regular, and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practices and policies to preserve intact Parent's present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Parent, to the end that Parent's goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall promptly notify the Company of any event or occurrence not in the ordinary course of business of Parent, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on Parent. Except as expressly contemplated by this Agreement or in compliance with Section 5.4(b), Parent shall not prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company, which shall not be unreasonably withheld:

                  (a) Waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted under the employee stock plans of Parent or authorize cash payments in exchange for any options granted under any of such plans, or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of such options) could have prevented it, all unless otherwise expressly required pursuant to the terms of the Parent Stock Option Plan, or take any such action (or by inaction suffer such to occur when unilateral action by Parent could have prevented it) with regard to any warrant or other right to acquire capital stock of Parent;

                  (b) Enter into partnership arrangements, joint development agreements, or strategic alliances except in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j);

                  (c) Grant any severance or termination pay to any employee, except (i) payments made in connection with the termination of employees in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the Company or (ii) in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j);

                  (d) Transfer or license to any person or entity or otherwise extend, amend, or modify any rights to Parent's Intellectual Property Rights or enter into grants of future patent rights, other than non-exclusive licenses in connection with the sale of goods or services entered into in the ordinary course of business consistent with past practices;

                  (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where Parent in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Parent's business, provided that Parent consults with the Company prior to the filing of such a suit;

                  (f) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, securities, or property) in respect of any of its capital stock, or split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Parent;

                  (g) Purchase, redeem, or otherwise acquire, directly or indirectly, any shares of its capital stock or its subsidiaries' capital stock except from former employees, directors, and consultants in accordance with agreements existing as of the date hereof previously disclosed in writing to the Company requiring the repurchase of shares in connection with any termination of service to Parent;

                  (h) Issue, deliver, sell, or pledge or authorize or propose the issuance, delivery, sale, or pledge of any shares of its capital stock of any class or securities convertible or exchangeable into or exercisable for, or subscriptions, rights, warrants, or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other securities, other than the issuance of (i) shares of Parent Common Stock pursuant to the exercise or conversion of Parent stock options or warrants outstanding as of the date of this Agreement, (ii) options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Option Plan,
(iii) shares of Parent Common Stock issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Parent Common Stock and other securities of Parent issued or assumed in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j);

                  (i) Cause, permit, or propose any amendments to Parent's Certificate of Incorporation or By-laws;

                  (j) Acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a material portion of the assets of or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, or enter into any joint ventures, strategic partnerships, or alliances or purchase any distributors, except for transactions currently under discussion that have previously been disclosed to the Company in writing or transactions involving aggregate consideration of less than $10.0 million;

                  (k) Sell, lease, license, encumber, or otherwise dispose of any of Parent's properties or assets which are material, individually or in the aggregate, to the business of Parent other than assets of Parent currently held for sale;

                  (l) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants, calls, or other rights to acquire debt securities of Parent or guarantee any debt securities of others or enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of the foregoing;

                  (m) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practices with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee in excess of the amount accrued on the Parent Balance Sheet (and except as permitted in Section 4.2(c)), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees, or consultants other than in the ordinary course of business consistent with past practice, or change in any material respect any management policies or procedures, in each case except in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j);

                  (n) Revalue any of Parent's assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice or, except as required by GAAP, make any change in accounting methods, principles, or practices;

                  (o) Pay, discharge, or satisfy in an amount in excess of $10,000 (in any one case) or $250,000 (in the aggregate) any claim, liability, or obligation (absolute, accrued, asserted, or unasserted, contingent or otherwise), other than a payment, discharge, or satisfaction in the ordinary course of business or as accrued on the Company Balance Sheet;

                  (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return (except as otherwise provided in this Section 4.2), enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (q) Make any capital expenditures in excess of $100,000 in the aggregate;

                  (r) Modify, amend, or terminate any material contract or agreement to which Parent or any of its subsidiaries is a party or enter into any contract or agreement which provides for Parent to incur or pay any amounts in excess of $25,000 over the life of such contract or agreement except in the ordinary course of business or in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j) and except for modifications or amendments that are necessary to facilitate the transactions contemplated by this Agreement;

                  (s) Settle any material litigation or waive, release, or assign any material rights or claims thereunder;

                  (t) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of Section 368 of the Code;

                  (u) Enter into, modify, amend, or cancel any development services, licensing, distribution, sales, sales representation, or other similar agreement or obligation with respect to any material Parent Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practices;

                  (v) Engage in any action with the intent directly or indirectly to impact adversely any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement, or arrangement or any Takeover Statute;

                  (w) Take any action that would (i) entitle any Person to any payment under any security, option, warrant, call, right, commitment, or other agreement relating to any equity securities of Parent or Merger Sub (except as permitted under this Section 4.2 or in the ordinary course of business) or (ii) result in an adjustment to the exercise price or number of shares issuable upon exercise of any security, option, warrant, call, right, commitment, or agreement of Parent or Merger Sub; or by inaction suffer any of the foregoing to occur when unilateral action by Parent (other than action involving termination of any options) could have prevented it, in each case except in connection with any acquisition or similar transaction that is not prohibited by Section 4.2(j); or

                  (x) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (w) above or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 6.1 or 6.2 not to be satisfied.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.1 Information Statement, Fairness Hearing, and Permit.

                  (a) As soon as practicable after the execution of this Agreement, Parent, with the full cooperation of Company, shall prepare the application for permit (the "Permit Application") in connection with the Hearing (as defined below) and the notice to be sent to the holders of Company securities pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing (the "Hearing") to be held by the California Commissioner (as defined below) to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder ("California Securities Law"). The Company and Parent shall jointly prepare an information statement relating to this Agreement and the transactions contemplated hereby (the "Information Statement") such that its completion complies with the required timeliness of the filing of such Information Statement (as a supplemental amendment to the Permit Application) under the applicable rules and policies of the California Department of

Corporations (the "Department") and the California Securities Law. Each of the Company and Parent shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice, and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of Parent and the Company shall afford the other party a reasonable opportunity to review and comment upon the Permit Application, the Hearing Notice, and the Information Statement, and any amendments or supplements thereto, prior to its filing with the California Commissioner or mailing to holders of Company Common Stock.

                  (b) Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice, or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application, the Hearing Notice, and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock and cash to be received by the holders of Company Common Stock in the Merger and a proxy statement for solicitation of stockholder approval of the Merger. Promptly after Parent or the Company shall notify the other party of the discovery of information required to be disclosed to the other party pursuant to Section 2.19 or Section 3.19, as the case may be, the parties shall cooperate in determining whether the information is required to be set forth in an amendment or supplement to the Permit Application, the Hearing Notice, or the Information Statement, as the case may be, and, if so, in preparing appropriate amendments or supplements to the Permit Application, the Hearing Notice, or the Information Statement, as the case may be, disseminating such amendment or supplement to the stockholders of the Company, and/or filing such amendment or supplement with the California Commissioner of Corporations (the "California Commissioner") or its staff and/or any other appropriate government officials.

                  (c) The Information Statement shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement and approval of the Merger and the Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair to and in the best interests of the stockholders of the Company. Notwithstanding anything contained herein to the contrary, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion; provided, however, that Parent shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.

                  (d) Parent, with the full cooperation of Company, shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as practicable following the execution of this Agreement, the Permit Application and the Hearing Notice and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Parent Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the "Permit").

Parent shall use reasonable best efforts to schedule, with the full cooperation of the Company, the Hearing that is first offered by the Department.

                  (e) As soon as permitted by the California Commissioner, the Company shall deliver by personal delivery, reputable overnight courier, or regular mail (as the parties may agree) the Hearing Notice to all holders of Company securities entitled to receive such notice under California Securities Law. The Company and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. If the California Commissioner issues the Permit, then as soon as practicable thereafter the Company shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of Company securities. Except for the delivery of the Information Statement in accordance with the terms hereof, the Company shall not, and shall cause each subsidiary not to, solicit, or authorize or permit any of the Company's or any subsidiary's officers, directors, employees, stockholders, agents, and other representatives to solicit, directly or indirectly, the vote of any holder of Company Common Stock in connection with the Merger in violation of any applicable federal or state securities laws.

                  (f) If the California Commissioner notifies Parent or Company of the California Commissioner's determination not to hold or grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Permit, then Parent and Company will use their reasonable best efforts to resolve any issues raised in the California Commissioner's determination such that a Permit may be issued in connection with the Hearing; provided, however, that Parent shall not be obligated to increase the amount of Merger Consideration

            5.2 Meeting of Stockholders. Promptly after the date hereof, the Company shall take all action necessary in accordance with the Washington Corporate Law and its Articles of Incorporation and By-laws to schedule and convene the Company Stockholders' Meeting to be held as promptly as practicable after the Permit is issued for the purpose of voting upon this Agreement and the Merger. The Company shall consult with Parent concerning the timing and other details relating to the Company Stockholders' Meeting.

            5.3 Access to Information, Confidentiality.

                  (a) Each party shall afford the other party and its accountants, counsel, and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning its business, including the status of product development efforts, properties, and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (b) The parties acknowledge that Parent and the Company have previously executed a Confidentiality Agreement dated January 21, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

            5.4 No Solicitation.

                  (a) (i) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not, and will cause its directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, (i) solicit or encourage submission of any inquiries, proposals, or offers by any person, entity, or group (other than Parent, Merger Sub, and their affiliates, agents, and representatives) or (ii) participate in any discussions or negotiations with, or disclose any information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books, or records of the Company or any of its subsidiaries to, or otherwise assist, facilitate, or encourage, or enter into any agreement or understanding with, any person, entity, or group (other than Parent, Merger Sub, and their affiliates, agents, and representatives), in connection with any Acquisition Proposal with respect to the Company. For the purposes of Section 5.4(a) of this Agreement, an "Acquisition Proposal" shall mean any inquiry, proposal or offer relating to the possible acquisition of the Company, whether by way of merger, purchase of at least 50% of the capital stock of the Company, purchase of all, substantially all, or any material portion of the assets of the Company, or otherwise. In addition, subject to the other provisions of this Section 5.4, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company and its subsidiaries will not, and will cause their respective directors, officers, employees, representatives, investment bankers, agents, and affiliates not to, directly or indirectly, make or authorize any statement, recommendation, or solicitation in support of any Acquisition Proposal with respect to the Company made by any person, entity, or group (other than Parent, Merger Sub, and their affiliates). The Company will immediately cease any and all existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                        (ii) Notwithstanding the provisions of paragraph (i) above, prior to the approval of this Agreement and the Merger by the stockholders of the Company at the Company Stockholders' Meeting or otherwise, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that it is reasonably necessary in order for the Board to comply with its fiduciary duties under applicable law, participate in discussions or negotiations with and, subject to the requirements of paragraph (iii) below, furnish information to any person, entity, or group after such person, entity, or group shall have delivered to the Company in writing, a Superior Proposal. For the purposes of Sections 5.4(a) and 7.1(f) of this Agreement, a "Superior Proposal" means an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, could reasonably be expected to result in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors (after consultation with independent financial advisors), is reasonably capable of being obtained by such person, entity, or group and which is reasonably likely to be consummated.

                        (iii) The Company may furnish information to a person, entity, or group that has made a Superior Proposal only if the Company (a) first notifies Parent of the information proposed to be disclosed, (b) first complies with the provisions of paragraph (v), below, and (c) provides such information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement.

                        (iv) If the Company receives a Superior Proposal, nothing contained in this Agreement shall prevent the Board of Directors of the Company from approving such Superior Proposal or recommending, and communicating such recommendation and the details of, such Superior Proposal to the Company's stockholders, if the Board determines in good faith, after consultation with outside legal counsel, that such action is reasonably necessary in order to comply with its fiduciary duties under applicable law; in such case, the Board may amend or withdraw its recommendation of the Merger, and may vote any proxies in a manner consistent with the Board's recommendation of the Superior Proposal (provided that all proxies marked for or otherwise in favor of the Merger and/or the other transactions contemplated by this Agreement will be so voted). Subject to Parent's rights of termination set forth in Section 7.1(b)(ii) and 7.1(f), nothing shall relieve the Company from complying with all other terms of this Agreement, including, without limitation, taking all actions necessary to convene the Company Stockholders' Meeting pursuant to Section 5.2 above.

                        (v) The Company will (i) notify Parent immediately if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and
(ii) immediately communicate to Parent the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider an Acquisition Proposal and provide Parent with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of a meeting at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders provided, that such time provisions may be shortened (but in no event to less than three (3) hours) by the Company's Board of Directors if, after consultation with outside legal counsel, the Company's Board of Directors determines in good faith that such shorter notice is deemed reasonably necessary in order for the Board to comply with its fiduciary duties under applicable law.

                        (vi) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rules 14e-2 and 14d-9 promulgated under the Exchange Act.

                  (b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent and its subsidiaries will not, directly or indirectly, enter into any written agreement (other than as to transactions permitted in Section 4.2 above) with any person, entity, or group which would result in additional disclosure that would delay the Hearing beyond the schedule contemplated in Section 5.1 above.

            5.5 Expenses.

                  (a) Except as set forth in this Section 5.5, if the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. If the Merger is consummated, all fees and expenses, including attorneys, accountants and financial advisor's fees, incurred by or for the benefit of the Company or its stockholders shall be paid by the Surviving Corporation. Notwithstanding the foregoing, if Parent determines that a filing is required in connection with the HSR Act, each of Parent and the Company shall be responsible for half of that fee.

                  (b) If this Agreement is terminated by Parent pursuant to
Section 7.1(b)(ii) or Section 7.1(f), the Company shall immediately upon such termination pay to Parent a termination fee of $2,750,000 by wire transfer of immediately available funds to an account designated by Parent.

                  (c) If this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii), Parent shall immediately upon such termination pay to the Company a termination fee of $1,800,000 by wire transfer of immediately available funds to an account designated by the Company.

            5.6 Public Disclosure

                  (a) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. and in any event in accordance with the terms of the Confidentiality Agreement.

                  (b) The Company agrees that the information supplied by the Company for inclusion in any press release (including any information relating to the Company that is approved by the Company) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier joint press release which has become false or misleading. If at any time prior to the Effective Time the Company shall determine that any information in any issued press release was or may have become false or misleading, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information relating to Parent or Merger Sub which is contained in any of the foregoing documents.

                  (c) Parent agrees that the information supplied by Parent for inclusion in any press release (including any information relating to Parent and Merger Sub that is approved by Parent) that is jointly issued or approved by Parent and the Company shall not, on the date such press release is issued, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier press release which has become false or misleading. If at any time prior to the Effective Time Parent shall determine that any information in any issued press release was or may have become false or misleading, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information relating to the Company which is contained in any of the foregoing documents.

            5.7 [Intentionally deleted]

            5.8 Legal Requirements. Each of Parent, Merger Sub, and the Company will use reasonable best efforts to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including preparing and furnishing all information required in connection with approvals of or filings with any Governmental Entity, including those in connection with the HSR Act (if deemed applicable by Parent), and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will use reasonable best efforts to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order, or authorization of, or any registration, declaration, or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Merger or taking of any action contemplated by this Agreement.

            5.9 Blue Sky Laws. Parent shall use its reasonable best efforts to comply with the securities and blue sky laws of all United States jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. Parent shall pay all fees and expenses, including filing fees and Parent's attorneys' fees and expenses, incurred by Parent in connection with such compliance. The Company shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all United States jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

            5.10 Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including prompt resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

            5.11 Stock Options and Warrants.

                  (a) The Company shall provide a notice to each holder of an outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option"), including any option outstanding under the Company's 2003 Nonqualified Stock Option Plan, 2000 Nonqualified Stock Option Plan, 1999 Nonqualified Stock Option Plan, 1999 Incentive Stock Option Plan, and Stock Compensation Plan, in each case as amended and/or restated to date (collectively, the "Company Stock Option Plans"), promptly after execution of this Agreement and at least sixty (60) days prior to the Effective Time, stating that the Company has entered into this Agreement and that the Company is requiring the holder of the Company Stock Options to exercise all of the unexercised portion of the Company Stock Options prior to the Effective Time or suffer the forfeiture of the unexercised portion of the Company Stock Options and take such additional actions, reasonably requested by Parent, to cause the Company Stock Options to terminate as of the Effective Time. For holders of Company Stock Options affected by the accelerated vesting contemplated in
Section 4.1(a) above, the notice shall include notice of that accelerated vesting.

                  (b) Promptly after execution of this Agreement, the Company will give such notice of the Merger as is required under the outstanding warrants to purchase shares of Company Voting Stock (the "Company Warrants"). Prior to the Effective Time, the Company shall take all actions reasonably requested by Parent to cause the Company Warrants to be adjusted at the Effective Time to provide for the issuance upon exercise of an appropriate number of shares of Parent Common Stock (instead of the issuance of Company Common Stock) and to provide for an appropriate adjustment of the warrant exercise price of such Company Warrants.

            5.12 Certain Benefit Plans.

                  (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefit programs substantially comparable in the aggregate to those applicable to employees of Parent, as soon as practicable after the Effective Time in accordance with the terms of such programs. Parent shall assume all of the Company's liability under Section 4980B of the Code and
Part 6 of Title I of ERISA with respect to COBRA participants (other than any liability of the Company to pay, or reimburse any such participants for, COBRA premiums) in accordance with applicable law.

                  (b) Parent shall cause each such benefit program in which employees of Parent and its subsidiaries (including employees of the Surviving Corporation) are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company and its subsidiaries to the same extent as such service was credited for such purpose by the Company; provided, that in no circumstances shall the crediting of such service create duplicative benefits.

                  (c) If active employees of the Company become eligible to participate in a medical, dental, or vision plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered unconditionally for such person under the applicable medical, dental, or vision plans of the Company, (ii) honor under such plans any deductible, co-payment, and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company benefit program prior to the Effective Time. If employees of the Company on the date of this Agreement who are terminated prior to the Effective Time become eligible to participate in a medical, dental, or vision plan of Parent, Parent shall use its best efforts to cause each such plan to waive or honor the items described in clauses (i), (ii) and (iii) above to the extent permitted by such plans and only to the extent that the cost of such actions for the former employee would not be higher than the cost of such actions if the employee were still employed by the Surviving Corporation after the Effective Time.

                  (d) At Parent's request, the Company will terminate its tax-qualified 401(k) Plan (the "Company's 401(k) Plan") prior to, and contingent upon, the Effective Time. If the Company is required to terminate the Company's 401(k) Plan, the Parent's tax-qualified 401(k) plan (the "Parent's 401(k) Plan"), will accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to current employees of the Company who will continue as employees of the Surviving Corporation after the Effective Time from the Company's 401(k) Plan. The Company has furnished to Parent a copy of the most recent IRS determination or opinion letter with respect to Company's 401(k) Plan, and nothing has occurred which could reasonably be expected to cause the loss of the tax-qualified status of the Company's 401(k) Plan. In the case of any Company employee, the Parent's 401(k) Plan will take into account, for eligibility and vesting purposes, such employee's pre-Closing service creditable to such employee for purposes of Company's 401(k) Plan.

            5.13 Tax-Free Reorganization. Parent and the Company shall each use all reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Without limiting the generality of the foregoing, Parent will cause the Surviving Corporation to continue at least one significant historic business line of the Company, or use at least a significant portion of the Company's business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

            5.14 Board Representation. The Board of Directors of Parent shall take appropriate actions (the effectiveness of which are subject only to the consummation of the Merger) to effectuate the following:

                  (a) to cause the number of directors comprising the full Board of Directors of Parent to be seven persons,

                  (b) to appoint Daniel R. Hesse, John Gerdelman, and Gary Rieschel to the Board of Directors of Parent (the three appointees, the "Company Nominees"), and

                  (c) to nominate the Company Nominees for election as directors as part of Parent's recommended slate of directors at the first annual meeting of stockholders of Parent following the Effective Time.

            5.15 No Solicitation of Employees. Each party agrees that for a period of 12 months following termination, if any, of this Agreement pursuant to the provisions of Article VII hereof, neither party shall solicit, induce, or recruit any of the other party's employees to leave its employment. This Section
5.15 shall not prohibit the advertisement in any publication of general circulation of positions available at such party.

            5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

            5.17 Indemnification.

                  (a) After the Effective Time, to the extent permitted by law Parent and the Surviving Corporation shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director, or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Articles of Incorporation or By-laws as they are currently in effect on the date hereof or any indemnification agreement which is in effect on the date hereof between the Company and such person to the same extent as provided in such Articles of Incorporation, By-laws, or indemnification agreement. In connection with such indemnification, (x) any counsel retained by the indemnified parties for any period after the Effective Time shall be reasonably satisfactory to Parent and the Surviving Corporation,
(y) after the Effective Time, the Surviving Corporation and Parent shall to the extent permitted by law pay the reasonable fees and expenses of such counsel promptly after statements therefor are received, and (z) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its prior written consent, which consent will not unreasonably be withheld. Neither the Surviving Corporation nor Parent shall be liable for the fees and expenses of more than one law firm for all the indemnified parties, with respect to any single action unless there is, or is reasonably likely to be, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties. In addition to the foregoing, Parent acknowledges that, in connection with consummation of the Merger, the Company may obtain prior to Closing a policy of directors' and officers' liability insurance in an amount up to $15,000,000 with a tail period of four (4) years from the Effective Time from an insurance company reasonably acceptable to both the Company and Parent. Neither Parent nor the Surviving Corporation will take any action to amend, repeal or modify such policy in any manner at any time.

                  (b) This Section 5.17 shall survive the consummation of the Merger, is intended to benefit the indemnified parties, shall be binding on all successors and assigns of

Parent and the Surviving Corporation, and shall be enforceable by the indemnified parties. Nothing in this Section 5.17 shall be deemed to limit, amend or modify any rights or protections available to the indemnified parties under the Company's Articles of Incorporation or Bylaws as they are in effect on the date hereof or any indemnification agreements in effect on the date hereof, or the Indemnification Trust dated January __, 2003 (the "Indemnification Trust").

            5.18 MMW Components Bonus Pool. Parent will cause the Surviving Corporation to continue the Company's revenue-based bonus pool for the Company's MMW Components business based on 2004 sales (combining Company and Surviving Corporation sales) throughout the 2004 fiscal year and to pay bonuses based on such bonus pool in accordance with the provisions of the bonus pool.

            5.19 Nasdaq Qualification. Promptly (but in no event later than sixty (60) days) following the Effective Time, Parent will use its best efforts to have the Parent Common Stock listed for trading on the Nasdaq National Market or the Nasdaq SmallCap Market.

            5.20 Indemnification Trust. The Company will use reasonable best efforts to terminate the Indemnification Trust, or to cause the Indemnification Trust to be terminated, prior to the Closing Date. If the Company is unable to cause the Indemnification Trust to be terminated after using its reasonable best efforts, the Company will use its reasonable best efforts to replace or substitute the Indemnification Trust, or to cause the Indemnification Trust to be replaced or substituted, prior to the Closing Date; provided, however, that no replacement or substitution of the Indemnification Trust shall be effected without Parent's prior written consent (which will not be unreasonably withheld). The parties agree that the failure of the Company to terminate, replace or substitute the Indemnification Trust prior to the Closing Date shall not be a breach of this Section 5.20 or this Agreement so long as the Company used its reasonable best efforts to terminate, replace or substitute the Indemnification Trust prior to the Closing Date.

            5.21 Standstill.

                  (a) Each party agrees that, except as expressly contemplated in this Agreement, until the earlier of (Y) the Effective Time or (Z) the termination of this Agreement, neither party shall, directly or indirectly through any affiliate, agent, representative or otherwise, without the prior written consent of the other party:

                        (i) acquire, sell, offer to acquire or sell, or agree to acquire or sell, directly or indirectly, by purchase, sale, tender or exchange offer, merger, business combination, or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the other party;

                        (ii) obtain for itself or its agents any proxies to vote any voting securities of the other party;

                        (iii) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the other party or its securities or assets;

                        (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; or

                        (v) take any action which could reasonably be expected to place the other party under a legal obligation to make a public announcement regarding a possible transaction prohibited by the foregoing clauses (i) through
(iv).

                  (b) Each party will promptly advise the other party of any inquiry or proposal made to it with respect to any of the matters prohibited in
Section 5.21(a).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under applicable law.

                  (b) Exempt Stock Issuance. The Parent Common Stock to be issued to the Company's stockholders pursuant to this Agreement will be issued pursuant to exemptions from the registration requirements of the Securities Act and any applicable state securities or "blue sky" laws.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (d) Approvals. Other than the filing provided for under
Section 1.2, all orders, consents, waivers, exemptions, approvals, or authorizations of, or declarations, filings, or registrations with, or giving of notice to, any Person or Governmental Entity required of Parent, the Company, or any of their subsidiaries to consummate this Agreement, the Merger, the issuance of Parent Common Stock contemplated by this Agreement, or any other transaction contemplated hereby, the failure of which to be obtained or made (i) is reasonably expected to have a Material Adverse Effect on Parent or the Company or (ii) will result in a material violation of any law, shall have been obtained or made, all in form and substance reasonably satisfactory to Parent and the Company. If applicable, the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

                  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

                  (c) Bringdown. The Company shall have received a certificate, dated the Closing Date, to the effect of Sections 6.2(a), 6.2(b), and 6.2(d) signed by the Chief Executive Officer and Chief Financial Officer of Parent in their capacities as officers of Parent and not in their individual capacities.

                  (d) No Material Adverse Effect on Parent. There shall not have been any Material Adverse Effect on Parent, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on Parent.

                  (e) Resignation of Parent Directors. Prior to the Effective Time, three of the members of the Board of Directors of Parent shall have submitted written resignations, effective as of the Effective Time, to Parent in accordance with Section 5.14, and a copy of such resignations shall have been delivered to the Company and the three individuals named in Section 5.14 shall have been conditionally appointed to the Board of Directors of Parent.

            6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Bringdown. Parent and Merger Sub shall have received a certificate, dated the Closing Date, to the effect of Sections 6.3(a), 6.3(b), and 6.3(d), signed by the Chief Executive Officer and Chief Financial Officer of the Company in their capacities as officers of the Company and not in their individual capacities.

                  (d) No Material Adverse Effect on the Company. There shall not have been any Material Adverse Effect on the Company, and there shall not have been any development that reasonably would be expected to have a Material Adverse Effect on the Company.

                  (e) Dissenters' Rights. Following the Company Stockholders' Meeting, no more than fifteen percent (15%) of the Company's outstanding shares shall be legally eligible to exercise dissenters' rights under the Washington Corporate Law.

                  (f) Resignation of Company Directors and Officers. Parent shall have received the resignations of such directors and officers of the Company as Parent may request with such resignations effective at such dates and times as Parent may request.

                  (g) Audited Financials. Parent shall have received a copy of the Company's consolidated financial statements for the fiscal year ended December 31, 2003, audited by KPMG, LLP, and (i) the audit opinion shall be unqualified and (ii) the audited financial statements shall not be materially different from the Company's unaudited consolidated financial statements for the fiscal year ended December 31, 2003 previously provided to Parent.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            7.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual written consent of the Company and Parent;

                  (b) by Parent if:

                        (i) there has been a material breach of any representation, warranty, covenant, or agreement contained in this Agreement on the part of the Company and such breach has not been cured within thirty days after written notice to the Company (provided, that Parent is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

                        (ii) the Board of Directors of the Company amends, withholds, or withdraws its recommendation of the Merger (provided that Parent is not in material breach of the terms of this Agreement);

                  (c) by the Company if:

                        (i) there has been a material breach of any representation, warranty, covenant, or agreement contained in this Agreement on the part of Parent and such breach has not been cured within thirty days after written notice to Parent (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied; or

                        (ii) the Company breaches Section 5.4(b).

                  (d) by any party hereto if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any final action taken, or any statute, rule, regulation, or order enacted, promulgated, or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent's ownership or operation of all or a material portion of the business of the Company or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or (iii) if the Company's stockholders do not approve the Merger and this Agreement at the Company Stockholders' Meeting (provided that the Company may not terminate in these circumstances if it is in material breach of the terms of this Agreement);

                  (e) by any party hereto if the Merger shall not have been consummated by August 30, 2004; provided, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

                  (f) by Parent if the Board of Directors of the Company accepts or approves a Superior Proposal or recommends a Superior Proposal to the stockholders of the Company (provided that the terminating party is not in material breach of the terms of this Agreement).

      Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Sub, the Company, or their respective officers, directors, stockholders, or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement, and provided that the provisions of Sections 5.3(b), 5.5, 5.6, and 5.15 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.


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

            7.3 Notice of Termination. Any termination of this Agreement under
Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (subject to the expiration of any applicable cure period).

            7.4 Amendment. This Agreement may be amended by the parties hereto at any time, but only by execution of an instrument in writing signed on behalf of each of the parties hereto, provided, that, after the Effective Time, this Agreement may be amended with the consent of each of the parties hereto and the consent of at least 66-2/3% of the directors of the Company as of the date of this Agreement.

            7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants, or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent, and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

            8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as the party shall specify by like notice). If so mailed, they shall be deemed given upon the earlier of actual receipt or three business days after mailing.

                  (a) if to Parent or Merger Sub, to:

                      8000 Lee Highway
                      Falls Church, VA 22042
                      Attention: Robert E. Fitzgerald
                      Facsimile No.: (703) 205-0672


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

                      with a copy to:

                      David L. Renauld
                      20 Industrial Drive East
                      South Deerfield, MA 01373
                      Facsimile No.: (413) 665-0089

                  (b) if to the Company, to:

                      14833 NE 87th Street
                      Redmond, WA 98052
                      Attention: Daniel R. Hesse
                      Facsimile No.: (425) 376-1502

                      with a copy to:

                      701 Fifth Avenue, Suite 7000
                      Seattle, WA 98104
                      Attention: John M. Steel
                      Facsimile No.: (206) 839-4801

            8.3 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Any table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

            8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A facsimile or copy of a signature is valid as an original.

            8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Letter and the Parent Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (b) are not intended to, and do not, confer upon any other person any rights or remedies hereunder except as specifically set forth in Section 5.17.

            8.6 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable,


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

the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision; and, if they do not act to replace the provision, the Agreement will be interpreted as if they had replaced it with such a provision.

            8.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            8.8 Governing Law and Choice of Forum.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  (b) Any dispute or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection herewith, or any breach of this Agreement or any such document or instrument shall be resolved exclusively (as to court proceedings initiated by the Company, including any counterclaims or crossclaims later brought by Parent or Merger Sub) in the state or federal courts whose local geographic jurisdiction includes Falls Church, Virginia, or exclusively (as to court proceedings initiated by Parent or Merger Sub, including any counterclaims or crossclaims later brought by the Company) in the state or federal courts whose local geographic jurisdiction includes Redmond, Washington. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any such state or federal court in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Washington or the Commonwealth of Virginia, as the case may be, for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such forum, such jurisdiction, and such process.

            8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

            8.11 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Washington;

                  (b) "knowledge" means with respect to any fact, circumstance, event, or other matter in question, that such fact, circumstance, event, or other matter was actually known by or upon reasonable inquiry or investigation would have been actually known by (i) an individual, if used in reference to an individual, (ii) Robert E. Fitzgerald, Michael F. Young, David L. Renauld and Patrick L. Milton, if used in reference to Parent or Merger Sub, or (iii) Daniel
R. Hesse, Mark Thomas, John Schuster, Scott Morris, Jeff Pearson, Jennifer Ellis, Greg Marzullo, Jim Olson, John Trimbach, and Dana Wheeler, if used in reference to the Company.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.


[Seal]                             YDI WIRELESS, INC.

                                   By: /s/ Robert E. Fitzgerald
                                       ---------------------------------------

                                   Name: Robert E. Fitzgerald
                                         -------------------------------------
                                         Chief Executive Officer


[Seal]                             TERABEAM CORPORATION

                                   By: /s/ Daniel R. Hesse
                                       ---------------------------------------

                                   Name: Daniel R. Hesse
                                         -------------------------------------
                                         President and Chief Executive Officer


[Seal]                             T-REX ACQUISITION CORPORATION

                                   By: /s/ Robert E. Fitzgerald
                                       ---------------------------------------

                                   Name: Robert E. Fitzgerald
                                         -------------------------------------
                                         President and Chief Executive Officer